Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2011

SECOND QUARTER RESULTS

¡	Achieves Second Quarter Earnings per Diluted Share of $0.14

¡	Declares Quarterly Cash Dividend of $0.075 per Share

EL SEGUNDO, Calif., August 2, 2011 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2011 second quarter and first six months ended July 3, 2011.

For the fiscal 2011 second quarter, net sales were $219.6 million, compared to net sales of $219.8 million for the second quarter of fiscal 2010. Same store sales decreased 1.7% for the second quarter of 2011 versus the comparable period in the prior year. As anticipated, second quarter sales were negatively affected by the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the first quarter and into the second quarter this year.

Gross profit for the fiscal 2011 second quarter was $71.8 million, compared to $73.0 million in the second quarter of the prior year. The Company’s gross profit margin was 32.7% in the fiscal 2011 second quarter versus 33.2% in the second quarter of the prior year. The decrease in gross profit margin reflects a decline of 75 basis points in merchandise margins resulting primarily from an increase in promotional activities and inflationary product cost pressure.

Selling and administrative expense as a percentage of net sales was 30.5% in the fiscal 2011 second quarter versus 29.6% in the second quarter of the prior year. Overall selling and administrative expense increased $1.8 million during the quarter from the prior year due primarily to an increase in store-related expenses as a result of an increased store count, as well as a non-cash pre-tax impairment charge of $0.6 million related to certain underperforming stores.

Net income for the second quarter of fiscal 2011 was $3.1 million, or $0.14 per diluted share, including the non-cash impairment charge of $0.02 per diluted share. For the second quarter of fiscal 2010, net income was $4.8 million, or $0.22 per diluted share.

For the 26-week period ended July 3, 2011, net sales increased $2.4 million, or 0.5%, to $440.7 million from net sales of $438.3 million in the 26 weeks ended July 4, 2010. Same store sales decreased 1.3% in the first 26 weeks of fiscal 2011 versus the comparable period last year. Net income was $5.9 million, or $0.27 per diluted share, including the $0.02 impairment charge, for the first 26 weeks of fiscal 2011, compared to net income of $9.8 million, or $0.45 per diluted share, for the first half of last year.

"During the second quarter, we continued to battle very challenging economic headwinds in the majority of our markets, which remain among the areas most adversely impacted by unemployment and foreclosures in the nation,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. "We experienced a decline in customer traffic, as we believe our consumer again reduced purchases of discretionary items in response to the difficult environment. Sales softened further during most of May and early June, as unseasonably cool weather in many of our markets impacted sales of summer related products. When warm summer weather arrived in many of our key markets toward the end of the quarter, our sales improved, enabling us to comp positively for the month of June.”

Mr. Miller continued, "As we look to the second half of fiscal 2011, we continue to take steps to enhance our merchandise, pricing and promotional strategies. We believe these efforts will allow us to more effectively work through these challenging times and position us well when the economic environment improves.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.075 per share of outstanding common stock, which will be paid on September 15, 2011 to stockholders of record as of September 1, 2011.

Guidance

For the fiscal 2011 third quarter, the Company expects same store sales in the negative low single-digit to positive low single-digit range and earnings per diluted share in the range of $0.12 to $0.20. For comparative purposes, the Company’s earnings per diluted share for the third quarter of fiscal 2010 were $0.31.

Store Openings

During the second quarter of fiscal 2011, the Company closed one store as part of a relocation that began in late 2010. The Company ended the fiscal 2011 second quarter with 395 stores in operation and anticipates opening three new stores during the fiscal 2011 third quarter. Excluding stores closed as part of relocations that began last year, the Company now expects to open between 10 and 12 net new stores during fiscal 2011.

Conference Call Information

The Company will host a conference call and audio webcast today, August 2, 2011, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2011 second quarter. To access the conference call, participants in North America should dial (877) 718-5104, and international participants should dial (719) 325-4787. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the "Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 16, 2011 by calling (877) 870-5176; passcode is 8728204.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 395 stores in 12 states under the "Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2011. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 3, 2011	January 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,458	$5,620
Accounts receivable, net of allowances of $109 and $201, respectively	13,970	15,000
Merchandise inventories, net	281,542	254,217
Prepaid expenses	7,683	7,588
Deferred income taxes	9,282	9,447

Total current assets	317,935	291,872

Property and equipment, net	73,820	81,333
Deferred income taxes	13,455	12,396
Other assets, net of accumulated amortization of $232 and $69, respectively	2,427	2,322
Goodwill	4,433	4,433

Total assets	$412,070	$392,356

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$108,004	$94,818
Accrued expenses	53,846	64,392
Current portion of capital lease obligations	1,418	1,925

Total current liabilities	163,268	161,135

Deferred rent, less current portion	22,572	24,349
Capital lease obligations, less current portion	1,229	1,569
Long-term debt	64,041	48,313
Other long-term liabilities	6,755	6,264

Total liabilities	257,865	241,630

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,480,090 and 23,315,832 shares, respectively; outstanding 21,996,795 and 21,832,537 shares, respectively	235	233
Additional paid-in capital	98,809	97,910
Retained earnings	76,527	73,949
Less: Treasury stock, at cost; 1,483,295 shares	(21,366)	(21,366)

Total stockholders' equity	154,205	150,726

Total liabilities and stockholders' equity	$412,070	$392,356

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Net sales	$219,588	$219,828	$440,731	$438,349

Cost of sales	147,846	146,862	296,806	293,833

Gross profit	71,742	72,966	143,925	144,516

Selling and administrative expense	66,844	65,002	134,106	128,065

Operating income	4,898	7,964	9,819	16,451

Interest expense	601	363	1,206	767

Income before income taxes	4,297	7,601	8,613	15,684

Income taxes	1,192	2,849	2,748	5,899

Net income	$3,105	$4,752	$5,865	$9,785

Earnings per share:
Basic	$0.14	$0.22	$0.27	$0.45

Diluted	$0.14	$0.22	$0.27	$0.45

Dividends per share	$0.075	$0.05	$0.150	$0.10

Weighted-average shares of common stock outstanding:
Basic	21,672	21,554	21,645	21,519

Diluted	21,850	21,893	21,923	21,873

(1)In the second quarter of fiscal 2011, the Company recorded a pre-tax non-cash impairment charge of $0.6 million related to certain underperforming stores. This charge reduced net income by $0.4 million, or $0.02 per diluted share. This impairment charge was recorded in selling and administrative expense in the consolidated statement of operations. No impairment charges were recognized in fiscal 2010.